Exhibit 10.44

Agricultural Utilization Research Institute
Agricultural Innovation Center (AIC)
Minnesota’s Center for Producer-Owned  Energy
Renewable Technology Assessment Program

COLLABORATION AGREEMENT

COLLABORATION AGREEMENT made by Agricultural Utilization Research Institute (AURI)/Minnesota’s Center For Producer-Owned Energy hereinafter referred to as Agricultural Innovation Center (AIC) and Otter Tail Ag Enterprises, LLC, Federal Tax Identification Number 41-2171784, and State Tax Identification Number 8299772 AURI Project Number AIC-047.

WHEREAS, AURI and Otter Tail Ag Enterprises, LLC executed an Initial Assistance Agreement effective on March 26, 2008.

WHEREAS, Otter Tail Ag Enterprises, LLC desires services, including but not limited to Technical Assistance, Business Assistance, or Organizational, Outreach and Development Assistance (Core Services) from AURI and AURI is willing to provide this assistance to Otter Tail Ag Enterprises, LLC.

NOW, THEREFORE, it is agreed by and between AURI and Otter Tail Ag Enterprises, LLC that:

I.              Duration of Agreement: This collaboration agreement shall be effective from April 18, 2008 through March 20, 2009.

II.            Project Funding: In consideration of Otter Tail Ag Enterprises, LLC compliance with the terms and conditions contained in this AGREEMENT and attachments hereto, funding shall be provided as follows:

AURI	$31,000
Otter Tail Ag Enterprises, LLC	31,000
Total	$62,000

III.           Discretion: AURI in its sole discretion may provide or not provide each, any or all Core Services to Otter Tail Ag Enterprises, LLC.

IV.           Conditions: Otter Tail Ag Enterprises, LLC receipt of AURI Core Services pursuant to this collaborative agreement is subject to each, every and all condition(s) contained in the written Appendices, and to each, every and all applicable rules or regulations adopted or amended by AURI which conditions, rules and regulations shall be communicated by AURI to Otter Tail Ag Enterprises, LLC in writing.

V.            AURI’s Responsibilities:

A.          Project Manager: AURI personnel will serve as primary project manager(s) for Project # AIC-047. As project activities are completed, all Project invoices, including invoices with respect to services from third-party suppliers, will be submitted to AURI for review and approval and, if approved, payment by AURI.

B.          Invoices: AURI will issue invoices quarterly on a predetermined basis to Otter Tail Ag Enterprises, LLC for its committed share of activities rendered on its behalf. The first invoice issued to Otter Tail Ag Enterprises, LLC may be for less than three months.

C.          Reports: With each invoice provided to Otter Tail Ag Enterprises, LLC AURI will provide to Otter Tail Ag Enterprises, LLC a project outline demonstrating the progress of the project to date.

D.          In-Kind Assistance: AURI will provide Core Services to Otter Tail Ag Enterprises, LLC equal to the match that Otter Tail Ag Enterprises, LLC expends on Project # AIC- 047as outlined in Exhibit A - Work Plan - Budget (Detail).

VI.           Otter Tail Ag Enterprises, LLC Responsibilities:

A.          Project Activity: Assure that Otter Tail Ag Enterprises, LLC through its personnel, staff and management is actively involved in all phases of Project # AIC-047 and that Otter Tail Ag Enterprises, LLC meets its commitment requirements.

B.          Payment of AURI Invoices: Make payment of each AURI invoice within 30 days of the invoice date.

C.          Reports: A report outlining Otter Tail Ag Enterprises, LLC progress and in-kind portion of the project match shall be submitted with each invoice payment.

D.          Irrevocable Letter of Credit: Provide to AURI a bank’s irrevocable letter of credit, or other documentation acceptable to AURI certifying the availability of cash committed to Project # AIC-047.

E.           Work plan and Budget: Otter Tail Ag Enterprises, LLC shall fully comply with Project # AIC-047, the project work plan and budget as presented in the Appendices to this Agreement. See paragraph “XII Amendment” of this agreement regarding changes to the project agreement.

VII.         Non-Payment of Invoices: Non-payment of AURI invoices by Otter Tail Ag Enterprises, LLC will result in project suspension on day thirty-five (35) following the invoice date.

VIII.        Default: If Otter Tail Ag Enterprises, LLC fails to perform any term, condition or responsibility created by this Agreement with respect to Project # AIC-047 the providing of Core Services by AURI shall immediately cease. Upon Otter Tail Ag Enterprises, LLC failure to perform any term, condition or responsibility created by this Agreement with respect to Project # AIC-047, Otter Tail Ag Enterprises, LLC shall be responsible to pay AURI the value of each, any and all Core Services provided by AURI to Project # AIC-047.

IX.           Waiver of Claims. Otter Tail Ag Enterprises, LLC waives and forever discharges any claim for damages or specific performance whether at law or in equity with regard to Core Services which Otter Tail Ag Enterprises, LLC receives or does not receive from AURI pursuant to this collaborative agreement.

Otter Tail Ag Enterprises, LLC shall indemnify, hold harmless and defend AURI and its employees from any and all claims and causes of action arising from the failure of any third party to fulfill its funding commitment to Otter Tail Ag Enterprises, LLC or AURI. This paragraph shall survive the termination of this agreement.

X.            Project Completion: Upon completion of Project # AIC-047:

A.            AURI shall provide to Otter Tail Ag Enterprises, LLC a final invoice for any outstanding cost-shared expenditure.

Upon AURI receiving final payment from Otter Tail Ag Enterprises, LLC, AURI shall provide:

1.             A final report to Otter Tail Ag Enterprises, LLC, and

2.             A Receipt of Otter Tail Ag Enterprises, LLC final payment, and

3.             Documentation of the Center’s services provided.

B.            Otter Tail Ag Enterprises, LLC shall pay the invoice within 30 days of the date of the final invoice, and shall provide documentation of match not previously reported to AURI.

XI.           Promotion/Publicity: Otter Tail Ag Enterprises, LLC shall not use AURI’s name for advertising, promotional, or publicity purposes, other than to reflect the collaborative relationship of AURI and Otter Tail Ag Enterprises, LLC without the written permission of AURI’s Director of Communications.

XII.         Assignment: Otter Tail Ag Enterprises, LLC shall not assign or transfer any right(s) or obligation(s) created by this agreement without the prior written consent of AURI.

XIII.        Amendment: This collaborative agreement may only be changed by a written amendment approved and signed by AURI and Otter Tail Ag Enterprises, LLC.

XIV.        Waiver: AURI does not waive any of its rights by failing to enforce any obligation of Otter Tail Ag Enterprises, LLC which is created by this agreement.

XV.         Parties Bound: This funding agreement shall bind AURI; it’s Assigns or Successors in interest and Otter Tail Ag Enterprises, LLC, its Assigns or Successors in interest.

XVI.        Confidentiality: AURI will treat all mutually agreed upon information provided by Applicant as confidential. Minnesota Statutes stipulate that information provided to or gathered by AURI related to its programs must be treated as private data. Such data includes:

A.  Financial data, statistics and information furnished in connection with AURI and/or AURI financial assistance, including credit information, financial statements of net worth, income tax returns (either personal or corporate) and any other personal financial records;

B.   Security information, trade secret information, or labor relations information disclosed to members of the Board or employees of AURI with regard to service delivery.

If proprietary information is provided to AURI, it should be limited, set apart from the rest of the text of the application, and clearly marked as CONFIDENTIAL. AURI will limit the dissemination of such information to staff and project reviewers on a confidential basis; but in any event, AURI does not assume any liability for inadvertent disclosures.

Once a project is approved for assistance, to the extent permitted by law, AURI will not make public any information disclosing product, process, commodity, invention, technology, innovation, or service delivered through the Green Field Energy Program until a patent, copyright or trademark is applied for, or for two years after completion of the project, whichever comes first. In any event, AURI does not assume any liability for inadvertent disclosure.

XVII.      Captions: Captions in this funding agreement are for convenience of reference only.

XVIII.     No Partnership, Joint Venture, or Fiduciary Relationship Created: Nothing contained in this collaborative agreement shall be interpreted so as to create a joint venture or relationship of principal or agent between AURI and Otter Tail Ag Enterprises, LLC.

XIX.        Cumulative Rights: No right or remedy conferred or reserved to AURI or Otter Tail Ag Enterprises, LLC is exclusive. Each right or remedy shall be cumulative and in addition to every other right or remedy existing at law, in equity or by Statute. Delay or omission on the part of AURI or Otter Tail Ag Enterprises, LLC in exercising any right shall not operate as a waiver of such right or any other right. A waiver of a right or remedy on any one occasion shall not be considered as a bar or waiver of the ability to exercise any right or remedy in the future.

XX.         Entire Agreement: This collaborative agreement contains the entire understanding of AURI and Otter Tail Ag Enterprises, LLC. No representations, promises or undertakings, whether oral, implied or written have been made by either AURI or Otter Tail Ag Enterprises, LLC unless expressly stated in this collaborative agreement and neither AURI nor Otter Tail Ag Enterprises, LLC has relied on any verbal representations, agreements, or understandings not expressly set forth in this collaborative agreement.

XXI.        Attorney’s Fees: In any action or proceeding pursuant to this agreement, the prevailing party shall be entitled to any fees, costs, expenses and disbursements from the non-prevailing party. This paragraph will survive the termination of this agreement.

XXII.      Minnesota Law: This agreement shall be construed and enforced pursuant to the laws of the State of Minnesota.

XXIII.   Pursuant to MN Statutes section 16C.05, subdivision 5, the books, records, documents, and accounting procedures and practice of the Contractor and its employees, agents, and subcontractors, relevant to this contract, shall be made available and subject to examination by the Council, Minnesota Department of Agriculture, the legislative Auditor and/or State Auditor, for a minimum of six years from the end of the contract.

In WITNESS WHEREOF, AURI and Otter Tail Ag Enterprises, LLC sign this agreement to be effective on the day and date first above written.

Otter Tail Ag Enterprises, LLC		Agricultural Utilization Research
Institute / Agricultural Innovation Center (AU

By:	/s/ Kelly Longtin	By:	/s/ Teresa Spaeth

Title:	Chief Executive Officer	Title:	Executive Director

Date:	4-24-08	Date:	April 22, 2008

APPENDIX

A.            Work Plan – Budget (Detail)

Exhibit A

Work Plan - Budget (Detail)

Title:      Ottertail Ag Feasibility Study AIC 047

Internal AIC / AURI Resources Needed

Staff Member	Task	Deliverable	Approx Hrs	AURI In-Kind
Michael	Project Development	Completed Project	40	40
Ed Wene	Technical review	Information to support the project	20

		Totals	60	40

AIC Center

Staff

Staff Member	Task	Deliverable	Approx Hrs	Federal Cash

External Collaborators / Service Providers

Service			Approx	AURI	Partner
Provider	Task	Deliverable	Cost	Cash	In-Kind	Cash
Black & Vetch	Technical Engineering Study	Final Report With Usable Information	62,000	31,000		31,000

		Totals	62,000	31,000		31,000

Ag Innovation Center - Work Plan

Title:      Ottertail Ag Feasibility Study AIC 047

Objective 1

Natural gas prices have risen dramatically in recent years. The rising prices have pressured ethanol plants to look for ways of reducing natural gas consumption. The ethanol industry is embracing several technologies to reduce natural gas consumptions. Two predominant technologies are currently being considered by Otter Tail Ag: 1) methane production from thin stillage to offset natural gas use and 2) Use of Syrup as a fuel to offset natural gas use.

Otter Tail Ag has been in discussions with ADI and Rein to provide methanol production from thin stillage solution. ADI offers both mesophillic and thermophillic systems to produce the biogas. Rein technology employs an innovative struvite production and separator system that they have recently piloted. Both ADI and Rein have prepared budgetary proposal and information packages to Ottertail Ag for consideration.

Otter Tail Ag has been approached by Harris Mechanical and Von Roll regarding supplying a fluidized bed boiler that uses syrup from the evaporation tanks as a fuel to the boiler. The technology was successfully deployed by the companies at the Corn Plus facility. The companies have prepared budgetary proposal and information packages to Ottertail Ag for consideration.

Objective 2

Internal AIC / AURI Resources Needed

Start Date	Date Due	Task	Deliverable	Approx Hrs	Staff Member
3/25/08	3/20/08	Project Development	Completed Project	80.0	Michael Sparby
3/25/08	3/20/08	Technical review	Information to support the project	20.0	Ed Wene

AIC Center Staff

Start Date	Date Due	Task	Deliverable	Approx Hrs	Staff Member

External Collaborators / Service Providers

Start Date	Date Due	Task	Deliverable	Approx Cost	Service Provider

3/26/08	3/20/09	Technical Engineering Feasibility Study	Final Report with Usable information	$62,000	Black & Vetch